UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
February 6, 2008
Date of Report (Date of earliest event reported)
CEPHEID
(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer Identification
incorporation)		No.)

904 Caribbean Drive, Sunnyvale, CA	94089

(Address of principal executive offices)	(Zip Code)
(408) 541-4191
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit List
EXHIBIT 10.01
EXHIBIT 10.02

Item 1.01 Entry into a Material Definitive Agreement
     The information set forth below under Item 5.02(c) regarding the Employment Agreement and the Change of Control Agreement (each as defined below) is hereby incorporated by reference into this Item 1.01.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)
     On February 11, 2008, we announced that Andrew D. Miller has agreed to become our new Senior Vice President, Chief Financial Officer. We expect Mr. Miller to begin employment with us on or about April 14, 2008.
     Mr. Miller has served as Vice President, Finance and Chief Accounting Officer at Autodesk, Inc., a design software and services company, since 2003. Prior to joining Autodesk, Mr. Miller served as Senior Vice President and Chief Financial Officer for MarketFirst Software, Inc., a provider of enterprise marketing automation software. Mr. Miller holds a Bachelor of Science degree in Commerce from Santa Clara University and is a Certified Public Accountant.
     In connection with his employment, we entered into an employment agreement (the “Employment Agreement”) on February 6, 2008, with an appended change of control and severance agreement (the “Change of Control Agreement”) that will become effective upon Mr. Miller’s commencement of employment with us.
     Under the terms of the Employment Agreement, Mr. Miller will receive an annual base salary of $375,000 and will be eligible to participate in Cepheid’s regular health, insurance and benefit plans available to all employees. Under the terms of the Employment Agreement, Mr. Miller is guaranteed a 2008 cash bonus of 35% of his base salary, prorated for the portion of 2008 during which he is employed by us. In the following years, he will be eligible to receive a cash bonus of up to 35% of his base salary. In addition, Mr. Miller will receive an option to purchase 200,000 shares of Cepheid’s common stock, with an exercise price equal to the closing fair market value of such common stock on his first day of employment. The option will become vested and exercisable with respect to 50,000 of the shares on the one-year anniversary date of the date of grant, and with respect to an additional 4,167 shares each month thereafter, until such time as the option is vested and exercisable with respect to all of the shares.
     Mr. Miller will also be entitled to certain severance benefits under these agreements in the event of his termination. If he is terminated without Cause (as defined in the Employment Agreement) during the twelve-month period following his hire date, he will be entitled to receive a lump sum payment equal to twelve months of his then-current base salary plus a portion of his bonus under our then-effective key employee incentive bonus plan, as determined by our Chief Executive Officer based upon his assessment of the level of achievement of corporate objectives and his individual objectives as of the date of his termination. He will also be entitled to reimbursement for twelve months of COBRA premiums if he elects to continue such coverage. If his employment is terminated without Cause (as defined in the Change of Control Agreement) or he resigns within 90 days following a Diminution of Responsibilities (as defined in the Change of Control Agreement), in either case within twelve (12) months of a Change of Control (as defined in the Change of Control Agreement), he will be entitled to a lump sum payment equal to fifteen months of his then-current base salary and all of his stock options and shares of restricted stock will become vested and exercisable. Any benefits available under the Change of Control Agreement would be in lieu of, and not in addition to, payments available under the Employment

Agreement. Any benefits available under either agreement are conditioned upon Mr. Miller’s execution of a general release in favor of Cepheid.
     The description contained in this Item 5.02(c) of certain terms of the Employment Agreement and of the Change of Control Agreement is qualified in its entirety by reference to the full text of each such agreement, copies of which are attached hereto as Exhibit 10.01 and Exhibit 10.02, respectively.
(e)
     The information set forth above under Item 5.02(c) regarding the Employment Agreement and Change of Control Agreement is hereby incorporated by reference into this Item 5.02(e).
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Exhibit Title

10.01	Employment Agreement dated February 6, 2008, by and between Cepheid and Andrew D. Miller.

10.02	Change of Control Retention and Severance Agreement dated April 14, 2008, by and between Cepheid and Andrew D. Miller.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cepheid
Date: February 11, 2008	By:	/s/ John L. Bishop
		Name:	John L. Bishop
		Title:	Chief Executive Officer

Exhibit List

Exhibit No.	Exhibit Title

10.01	Employment Agreement dated February 6, 2008, by and between Cepheid and Andrew D. Miller.

10.02	Change of Control Retention and Severance Agreement dated April 14, 2008, by and between Cepheid and Andrew D. Miller.